Exhibit 3.4

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:31 PM 12/30/2019

FILED 02:31 PM 12/30/2019

SR 20198919928 – File Number 6683405

CERTIFICATE OF MERGER

of

LEGACY HOUSING CORPORATION

(a Delaware corporation)

With and Into

LEGACY HOUSING MERGER SUB, INC.

(a Texas corporation)

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned surviving corporation has executed the following Certificate of Merger:

FIRST:	The name of each constituent corporation is: Legacy Housing Merger Sub, Inc., a Texas corporation and Legacy Housing Corporation, a Delaware corporation.

SECOND:	The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD:

The name of the surviving corporation is: Legacy Housing Merger Sub, Inc., a Texas corporation; and the name of the corporation being merged with and into the surviving corporation is: Legacy Housing Corporation, a Delaware corporation.

FOURTH:	The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH:	The merger is to become effective upon filing this Certificate of Merger with the Delaware Secretary of State.

SIXTH:	The Agreement and Plan of Merger is on file at 1600 Airport Freeway, Suite #100, Bedford, Texas 76022, the place of business of the surviving corporation.

SEVENTH:	A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations

EIGHTH:

The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 1600 Airport Freeway, Suite #100, Bedford, Texas 76022.

IN WITNESS WHEREOF, said surviving corporation has caused this Certificate of Merger to be executed by Kenneth E. Shipley, its President and Chief Executive Officer, an authorized officer, this 6th day of December, 2019.

LEGACY HOUSING MERGER SUB, INC.
A Texas corporation

By:	/s/ Kenneth E. Shipley
Name:	Kenneth E. Shipley
Title:	President & Chief Executive Officer